Exhibit 4.25

DATED July 3rd 2015 (with effect from 1st June 2015)

EROS DIGITAL FZ LLC

- and -

RISHIKA LULLA SINGH

_________________________________

SERVICE AGREEMENT

CHIEF EXECUTIVE OFFICER – EROS DIGITAL

_________________________________

THIS AGREEMENT is made on 3RD July 2015 with effect from 1st June 2015

BETWEEN:

(1)	EROS DIGITAL FZ LLC of 1202 B, 12th Floor, Creative Tower, Fujairah Creative City, Free Zone, Media Group, P.O.Box No.4422, Fujairah, UAE (the “Company”); and
(2)	Rishika Lulla Singh of Flat 84 Chesterfield House, Chesterfield Gardens, London W1J 5JY (the “Executive”).

IT IS AGREED as follows:

1.	Interpretation
1.1	In this agreement the following expressions have the following meanings:
“Act”	the Companies Act 2006;
“Appointment”	the employment of the Executive by the Company under this agreement;
“Board”	the board of directors of the Company from time to time or committee of directors of the Company as may be authorised by the board of directors from time to time;
“Commencement Date”	1st June 2015 for all purposes under this agreement;
“Confidential Information”	information confidential to the Company and any Group Company including but not limited to Intellectual Property, customer and prospective customer information, film/film producer information (including names, addresses, contact names and addresses, telephone numbers and e-mail addresses) business plans, market research, financial data and forecasts, capital strategy and capital raising activities (proposed and ongoing), business methods, marketing strategies, tenders and price sensitive information, fees, commission structure, feasibility figures and plans relating to contracts (actual and proposed), details of actual and proposed contracts, requirements of customers or prospective customers or film producers, information in respect of which the Company or any Group Company is bound by an obligation of confidence to any third party and information notified to the Executive as being confidential;
“DPA”	means the Data Protection Act 2002;

“Group” or “Group Company”	the Company and any subsidiary or holding company of the Company or any associated company of the Company for the time being or any other subsidiary or associated company of the holding company of the Company for the time being. The terms “subsidiary” and “holding company” shall have the meaning given in section 220 of the Act and “associated company” shall have the meaning defined in section 218 of the Act;
“Intellectual Property”	includes letters patent, trade marks, service marks, copyrights, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, creations, arrangements, devices, inventions or improvements upon or additions to an invention, moral rights, confidential information, know-how and rights of a similar nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered;
“Prospective Customer”	any person, firm, company of other organisation who or which was at the Termination Date in negotiations with the Company or any Group Company with a view to dealing with the Company or any Group Company as a customer;
“Recognised Investment Exchange”	has the same meaning as in section 285 of the Financial Services and Markets Act 2000 (an Act of Parliament);
“Relevant Period”	the period of 12 months immediately preceding the earlier of the Termination Date or the date upon which the Executive is placed on garden leave in accordance with clause 3.5;
“Restricted Business”	the business of manufacturing, selling, leasing, renting, distribution, advertising, publicising, marketing or otherwise exploiting home video devices and/or any other business or activity of the Company in which the Executive had any involvement during the course of her duties at any time during the Relevant Period;
“Restricted Employee”	any employee or consultant or director of the Company or any Group Company as at the Termination Date or such other person engaged by any Group Company who had access to Confidential Information and/or with whom the Executive had personal dealings during the Relevant Period;

“Restricted Supplier”	any person, firm or company who at any time during the Relevant Period was a supplier of the Company or any Group Company being a person, firm or company with whom or which the Executive dealt personally on behalf of the Company or any Group Company during the Relevant Period;
“Restricted Territory”	any country in which the Executive conducted Restricted Business on behalf of the Company;
“Review Date”	the anniversary of the date of this agreement;
“Termination date”	the effective date of termination of the Appointment howsoever occurring.
1.2	Words denoting the singular include the plural and vice versa and words denoting one gender include both genders.
1.3	References to any provisions of any statute shall be deemed to include a reference to all and every statutory amendment, modification, re-enactment and extension and to any regulation or order made under any of them in force on or after the date of this agreement.
1.4	Save where otherwise appears, reference to a clause or schedule shall be deemed to be a reference to a clause or schedule of or to this agreement.
1.5	Headings to clauses are for the convenience of reference only and shall not affect the meaning or construction of anything contained in this agreement.

2.	The Appointment
2.1	Subject to the terms of this agreement, the Company shall employ the Executive and the Executive shall serve as CEO – Eros Digital and as an executive director on the Board of the Company or in such other capacity as the Board may from time to time determine which is acceptable to the Executive.
3.	Term of Employment and Notice
3.1	Subject to earlier termination provided for in this agreement, the Appointment shall start on the Commencement Date and shall continue for an initial period of three years and thereafter until terminated by either party giving to the other not less than 12 months’ prior written notice of termination.
3.2	The Company may at any time in its absolute discretion elect to terminate the Appointment immediately by paying to the Executive, in lieu of any period of notice or any part of it, an amount equivalent to the Executive’s basic salary (at the rate then payable under this agreement) for such period or part period including any bonus or benefits in kind.
3.3	For statutory purposes, the Executive’s period of continuous employment with the Company commenced on 1st June 2015.
3.4	The Appointment shall in any event automatically terminate without notice and without any sum payable by the Company, whether by way of compensation or otherwise, upon the Executive’s sixty fifth birthday.
3.5	The Company shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this agreement and the Company may in its absolute discretion take any one or more of the following steps in respect of all or part of an unexpired period of notice:-
3.5.1	require the Executive to comply with such conditions as it may reasonably specify in relation to; (i) attending at or remaining away from the place(s) of business of the Company and/or (ii) contacting or refraining from contacting all or any employees, officers, customers, clients, agents or suppliers of the Company or any Group Company;
3.5.2	perform part of her normal duties only or assign the Executive to duties other than her normal duties provided such duties are commensurate with her status under this agreement;
3.5.3	withdraw any powers vested in, or duties assigned to the Executive; and
3.5.4	require the Executive to resign her directorship of any Group Company;

provided always that during any such period the Company shall continue to pay the Executive’s salary and contractual benefits (unless and until this agreement shall be terminated). The Executive shall remain an employee of the Company and shall remain bound by all obligations owed to the Company under this agreement including, but not limited to, her obligations under clause 4.5 of this agreement.

4.	Powers and duties
4.1	During the Appointment the Executive shall at all times :-
4.1.1	exercise the powers and functions and perform the duties reasonably assigned to her from time to time by the Board in such manner as may be reasonably specified;
4.1.2	well and faithfully serve the Company and use her utmost endeavours to promote and maintain the interests and reputation of the Company and not, so far as is reasonably practicable, allow her interests to conflict with those of the Company or any Group Company (without prejudice to her obligations to disclose any conflicts in accordance with the articles of association of the Company or of any Group Company on whose board she may serve from time to time);
4.1.3	render her services (as specified in Schedule A) in a professional and competent manner and in willing co-operation with others;
4.1.4	unless prevented by ill-health or other unavoidable cause, devote her whole working time, attention and abilities exclusively to carrying out her duties hereunder and such other time as is reasonably necessary for the proper performance of her duties;
4.1.5	conform to the reasonable instruction or directions of the Board (or anyone duly authorised by it) and implement and apply the policies of the Company as determined by the Board from time to time; and
4.1.6	comply with the rules and procedures of the Company and of any association or professional body to which the Company and/or the Executive may from time to time belong.
4.2	The Executive shall report to the Board, or such other person as the Board may from time to time direct, as and when required, and shall at all times keep the Board fully informed of her activities and shall promptly provide such information and explanations as may be requested from time to time by the Board.
4.3	The Executive shall not at any time, without the prior consent of the Board:
4.3.1	incur on behalf of the Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;

4.3.2	enter into on behalf of the Company any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of her normal duties or is of any unusually onerous or long term nature;
4.3.3	engage any person on terms which vary from those established from time to time by resolution of the Board; or
4.3.4	dismiss any employee of the Company without giving proper statutory or (if longer) contractual notice or without following the Company disciplinary procedure and in any case the Executive shall immediately report any dismissal effected by her and the reason for it to the Board.
4.4	The Executive shall not at any time during the Appointment directly or indirectly enter into or be concerned in any trade or business or occupation whatsoever other than the business of the Company and the wider Group except with the prior written consent of the Board which may be given subject to any conditions or terms the Board considers appropriate. This clause shall not prevent the Executive from holding up to 5% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange.
4.5	The Executive shall comply with all rules, regulations and codes of practice issued by the Company and the UK Listing Authority as shall from time to time be in force relating to transactions in securities and shall comply with all requirements, recommendations or regulations of any competent regulatory authority including the London Stock Exchange Plc, the UK Listing Authority and/or any other exchange on which securities of the Company (or other company in the Group) are from time to time listed or dealt or any other authority or body authorised to regulate transactions in securities.
4.6	The Executive shall not contravene the prohibitions contained in the Insider Dealing Act 1998 or any analogous provisions of law in any relevant jurisdiction.
4.7	In this clause the expression “occupation” includes holding political office (at a national, regional or local level) or being involved in other public or private work (whether for profit or otherwise) which, in the reasonable opinion of the Board, may hinder or otherwise interfere with the Executive’s ability to perform her duties under this agreement.
5.	Place of Work and Travel
5.1	The Executive acknowledges that the Company carries out its operations from its various offices Dubai, San Francisco, Los Angeles, London, Mumbai, Bangalore, and Singapore amongst other locations.
5.2	The Executive acknowledges that she will travel to any of the Company or its subsidiaries’ offices as may be necessary for her to carry out the proper performance of her duties.

5.3	The Company shall pay for the Executive’s reasonable travel, accommodation and other incidental expenses as may be incurred whilst the Executive is engaged on Company business. Where applicable, especially to places of travel other than the Company’s various offices, the Company may provide the Executive with a per diem allowance in accordance with Company policy in effect from time to time.
6.	Hours of Work
6.1	Normal working hours are from 9.00am to 5.00pm Monday to Friday inclusive. The Executive shall attend to the business of the Company during such hours as may be necessary for the proper and efficient performance of her duties under this agreement. The Executive shall not be entitled to receive any additional remuneration for work done outside normal working hours.
7.	Remuneration
7.1	The Company shall pay the Executive during the continuation of the Appointment a basic gross annual salary of £100,000 (subject to such deductions, if any, for income tax and national insurance as may be required by applicable law). The Executive’s basic salary shall accrue from day to day and will be payable in arrears by equal monthly instalments on or about the last working day of each month and shall be inclusive of any fees receivable by the Executive as a director of the Company.
7.2	The Executive’s basic salary shall be reviewed annually by the Board on the Review Date and may be increased at the Board’s entire discretion.
7.3	The Executive shall be eligible to participate in such share option scheme applicable to her position as the Company may introduce subject to the rules of the scheme and the Company’s discretion.
7.4	As an incentive to joining the Company and in consideration of the expertise and benefit to the Company and the Group as a whole in retaining her services, the Executive shall be entitled to an equity stake equal to 3% of the issued share capital in the Company as detailed and on the terms set out in Schedule B attached to this agreement.
8.	Bonus
8.1	The Executive shall be eligible to participate in any bonus scheme introduced by the Company applicable to her, subject to the rules of the scheme and the Company’s discretion. The Company may amend, withdraw or substitute any bonus scheme at any time at its entire discretion.
8.2	Subject to clause 8.1, any bonus in respect of any financial year will be paid to the Executive on the last working day of the month in which the Board meets to consider and determine the bonus provided that the Executive is still employed by the Company and not under notice of termination on the relevant date.

8.3	Any short term bonus incentive will entitle the Executive to up to a 100% of the Executive’s salary by way of cash, subject to the Executive meeting the pre-agreed personal performance targets to the satisfaction of the Board.
8.4	Any long term bonus incentive will entitle the Executive to up to a 100% of the Executive’s salary by way of stock options or restricted stock or a combination thereof with a minimum 3 year vesting criteria attached to them, subject to the Company meeting pre-agreed performance targets, as agreed in writing with the Board.
8.5	For the purpose of clause 8.3 and 8.4, the Executive’s salary will be the combined salary drawn by the Executive for her various roles not only with the Company but also any Group Companies and will be calculated on the basis of total compensation across the Group.
9.	Pension
9.1	The Company shall contribute an annual sum representing between 5% and 10% of the Executive’s annual basic salary to the Executive’s approved personal pension plan as nominated by the Executive and notified to the Company in writing save that such contributions shall be subject to the maximum annual amount permitted by the Isle of Man Treasury and/or HM Revenue and Customs, as applicable, from time to time.
9.2	There is no contracting out certificate in force in respect of the Executive’s employment under this agreement.
10.	Reimbursement of Business Expenses
10.1	The Company shall (on production of receipts or other evidence as it may require) repay or cause to be repaid to the Executive all travelling, hotel, entertainment, and other out-of-pocket expenses from time to time wholly, exclusively and necessarily incurred by her in the proper performance of her employment duties under this agreement. For the avoidance of doubt, where the Executive is being paid a flat per diem allowance in accordance with Company policy in effect from time to time, she will not have to produce expense vouchers and receipts.

11.	Insurance
11.1	The Executive shall be eligible for cover under the Company’s Private Medical Insurance Scheme (“PMI Scheme”) along with her spouse or civil partner and her children (including dental cover) and the Company’s Permanent Health Scheme (“PHI Scheme”).
11.2	The Executive’s entitlements under, and eligibility for, any PMI Scheme or PHI Scheme will be subject to, and determined in accordance with, the rules of the respective schemes (as amended from time to time) and will be dependent on the Executive satisfying any requirements for eligibility imposed by the scheme providers and her acceptance at standard rates of premium.
11.3	The provision of these benefits shall be at the Company’s discretion. The Company may, on giving the Executive reasonable notice replace, change or withdraw the PMI Scheme and/or the PHI Scheme at any time as it thinks fit. The replacement or change in terms of a scheme may result in the reduction of the Executive’s entitlements or the loss or reduction of any benefit the Executive may be receiving or about to receive at the time and the Executive shall have no claim against the Company for any loss arising from such a change.
11.4	It may be (or become) a term of the PMI Scheme and/or PHI Scheme that the Executive must remain employed by the Company to be entitled to benefits under the said schemes. If so, this will not limit the Company’s right to terminate the Executive’s Appointment on grounds of incapacity to work or any other proper ground. The Executive agrees and acknowledges that if the Appointment is so terminated, she may lose (without recourse to compensation against the Company or any Group Company) existing or prospective benefits under the PMI Scheme and/or PHI Scheme.
11.5	During the continuation of the Appointment, the Company shall, (subject to receipt of a medical report satisfactory to the life assurance company) and in accordance with the terms of the relevant policy from time to time in force, provide the Executive with life assurance which, in the event of her death while in service, shall provide a lump sum to the value of four times her basic salary (at the then annual rate).
11.6	Any benefits provided by the Company to the Executive or her family which are not expressly referred to in this agreement shall be regarded as ex-gratia and at the entire discretion of the Company and shall not form part of the Executive’s terms of employment.
12.	Holiday
12.1	In addition to the usual public holidays in Dubai, U.A.E, the Executive shall be entitled to 25 working days’ paid holiday for each complete calendar year worked (and pro rata for part of each calendar year worked) to be taken at such time or times as may be approved by the Board in advance. Holiday entitlement shall accrue from day to day.

12.2	Holiday entitlement may not be carried forward to the next calendar year save with the prior written agreement of the Board and no money will be paid in lieu of any such untaken holiday subject to clause 12.4 below.
12.3	In the event that the Company or the Executive gives notice of termination of the Appointment, the Company may require the Executive to take any holidays which have or will have accrued by the Termination Date during the period of notice, in which case the Executive shall not be entitled to any payment in lieu of such holidays.
12.4	On the termination of this agreement the Company shall pay the Executive for any accrued but untaken holiday. If the Executive shall have taken more days’ paid holiday than her accrued entitlement as at the Termination Date, the Executive shall repay to the Company the appropriate amount for each day’s paid holiday taken in excess of her accrued entitlement. A day’s pay shall be 1/260th of her basic salary and fractions of days shall be rounded to the nearest whole day.
13.	Incapacity
13.1	When absent due to sickness or any other reason, the Executive must inform a member of the Board of the cause(s) of her absence as soon as possible on the first working day of absence unless there is a reasonable explanation as to why this is not possible. A self-certification form must be completed to cover up to the first seven days of absence. A doctor’s medical certificate must be provided for absences of eight consecutive days or more due to sickness, injury or other incapacity. Certificates must be provided to cover completely any subsequent and consecutive period of absence.
13.2	The Company has the right to require the Executive at any time during a period of absence or within 30 days following her return to work thereafter to produce medical evidence covering the said period of absence (save that absences of less than 7 days may be self-certified in accordance with clause 13.1).
13.3	If required by the Board, the Executive shall undergo examination by a medical adviser to be appointed or approved by the Board and the Executive hereby authorises such medical adviser to disclose the results of any such examination (including any sensitive personal data as defined in the DPA) to the Board and discuss with it any matters arising from the examination as might impair the Executive in property discharging her duties under this agreement.
13.4	The Company may in its absolute discretion pay to the Executive contractual sick pay for such period not exceeding 90 days in aggregate in any rolling 12 month period at such rate or rates as it thinks fit. Contractual sick pay shall be paid net of Government incapacity benefit which, it is assumed, the Executive will claim and receive at the standard rate. Any discretionary payments made by the Company under this clause 13.4 shall be without prejudice to the Company’s right to terminate this agreement on the grounds of incapacity or for other proper cause.

13.5	The Company shall be entitled to deduct from any Company sick pay paid to the Executive the amount of any income from any health insurance scheme operated by the Company for the benefit of the Executive, whether or not a claim is made.
13.6	If the Executive is incapable of performing her duties by reason of any accident, illness or injury or other incapacity caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this clause in respect of the said absence shall be loans to the Executive to be repaid if and to the extent that she recovers damages or compensation for loss of earnings from the said third party and/or any other person. Where the Executive receives any damages or compensation for loss of earnings, she shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of the said damages or compensation.
13.7	The Company shall be entitled during any period during which the Executive is absent due to accident, illness or injury or other incapacity to appoint any other person or persons to perform the duties and exercise the powers of the Executive in her place on such terms and conditions as the Company shall see fit. On resuming office all powers are to be vested back in the Executive.
14.	Confidentiality
14.1	The Executive acknowledges that during her employment by the Company she will receive and have access to Confidential Information.
14.2	All rights, title and interest in and to the Confidential Information shall remain the exclusive property of the Company or, where appropriate, any Group Company and the Executive shall not during the continuance of the Appointment (otherwise than in the proper performance of her duties) or at any time after the Termination Date directly or indirectly use, divulge, export or communicate to any person, firm, company or other organisation any Confidential Information for any purpose whatsoever and shall use her best endeavours to prevent its unauthorised publication, use or disclosure. This obligation shall be in addition to and not in substitution for any express or implied duty of confidentiality owed by the Executive to the Company or any Group Company.
14.3	After the Termination Date, the restrictions at clause 14.2 shall not apply in respect of any Confidential Information:
14.3.1	in the public domain, otherwise than as a result of any unauthorised act or omission on the part of the Executive; or
14.3.2	which the Executive is required by law to disclose, provided that the Executive first notifies the Company in writing that she is required to disclose such Confidential Information

Nothing in this agreement shall prevent the Executive from making a protected disclosure as defined in section 49 of the Employment Act 2006.

15.	Intellectual Property
15.1	Should the Executive discover or participate in the making or discovery of Intellectual Property in the course of her employment under this agreement (irrespective of whether she was carrying out her normal duties or other tasks specifically assigned to her) then all such Intellectual Property shall belong to the Company absolutely in accordance with, but subject to, the provisions of the Registered Designs Act 1949 (an Act of Parliament as extended to the Isle of Man), the Patents Act 1977 (an Act of Parliament extended to the Isle of Man) and the Copyright Act 1991 and the Design Rights Act 1991, as applicable.
15.2	The Executive will forthwith notify to the Company full details of all Intellectual Property which she may make, discover or in/of which she may participate in the making or discovery during the Appointment whether or not in the course of her employment under this agreement and will keep the Company apprised at all times of the stage that has been reached in relation to any improvement or creation of such Intellectual Property. If the Company requests (and at its expense) the Executive shall give and supply all such information, data, drawings and assistance as may be required to enable the Company to exploit the Intellectual Property to the best advantage.
15.3	At the Company’s expense but without payment to the Executive, the Executive shall take all steps and carry out all acts that may be necessary to ensure that title to the Intellectual Property is lawfully vested in the Company, including signing all applications and executing any other documents that may be necessary and will carry out such acts and steps with expedition on the instructions of the Company, in particular where the filing of any claims to such Intellectual Property right may give the Company priority.
15.4	The Executive hereby irrevocable appoints the Company as her attorney in her name and on her behalf to execute any documents and generally to act and to use her name for the purpose of giving the full benefit of this clause to the Company (or its nominee). A certificate in writing signed by a director or the secretary of the Company that an instrument or act falls within the authority confirmed by this clause shall be conclusive evidence in favour of a third party that that is the case.
15.5	The Executive waives all of her moral rights as defined in the Copyright Act 1991 in relation to the Intellectual Property which is the property of the Company by virtue of clause 15.1.

15.6	If the Executive makes, discovers or participates in the making or discovery of any Intellectual Property during her Appointment under this agreement but which is not the property of the Company or any Group Company under clause 15.1, the Company shall, subject only to the provisions of the Patents Act 1977 (an Act of Parliament extended to the Isle of Man), have the right to acquire for itself or its nominee the Executive’s right in the Intellectual Property within three months after disclosure under clause 15.2 on fair and reasonable terms to be agreed or settled by a single arbitrator appointed jointly by the Company and the Executive or, in default of agreement, nominated by the President of the Isle of Man Law Society for the time being.
15.7	The provisions of this clause 15 shall remain in force with regard to any Intellectual Property made or discovered during the Executive’s Appointment under this agreement and shall be binding upon her representatives notwithstanding the termination of the Appointment.
16.	Termination
16.1	Notwithstanding the provisions of clause 3.1 above, the Company may terminate the Appointment at any time, immediately without notice and without any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of the agreement, and without prejudice to any other rights of the Company if the Executive:
16.1.1	commits any repeated or continued material breach, or any serious breach, of her obligations to the Company having first been given a reasonable opportunity to remedy the breach (provided it is capable of remedy) by notification from the Board in writing, but having failed to do so; or
16.1.2	is convicted of any serious criminal offence (other than an offence under road traffic legislation for which imprisonment is not a sanction); or
16.1.3	is or becomes incapable by reason of mental disorder within the meaning of the Mental Health Act 1998; or
16.1.4	acts in any manner which in the opinion of the Board brings or is likely to bring her, the Company or any Group Company into material disrepute; or
16.1.5	is guilty of dishonesty, gross misconduct or any other conduct which, in the opinion of the Board is calculated or likely to materially affect prejudicially the interests of any Group Company whether or not such misconduct or other conduct occurs during or in the context of the Appointment; or
16.1.6	resigns as a director of the Company other than at the request of the Board; or

16.1.7	is disqualified from being a director of a company by reason of an order made by a competent court or otherwise becomes prohibited by law from being a director of a company; or
16.1.8	is made bankrupt or otherwise enters into any composition or arrangement with or for the benefit of her creditors; or
16.1.9	is convicted of an offence under the Insider Dealing Act 1998 or under any other applicable statutory enactment or regulations relating to insider dealing .
16.2	The rights of the Company under clause 16.1 are without prejudice to any other rights it might have under this agreement or at law to terminate the Appointment or to accept any breach of the agreement on the part of the Executive as having brought the agreement to an end. For the avoidance of doubt, where there are no circumstances justifying summary dismissal under clause 16.1, the methods by which the Company may terminate the Appointment are not restricted to the giving of notice in accordance with clauses 3.1 (term of employment) or 16.3 (termination on account of illness or injury) or to the making of a payment in lieu of notice under clause 3.2 (payment in lieu of notice) and accordingly, if the Company terminates the Appointment without giving notice or without making a payment in lieu of notice, any damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss and accelerated receipt.
16.3	Without prejudice to clauses 16.1 and 3.2, but notwithstanding any other provision of this agreement, if the Executive shall become unable to perform her duties properly by reason of accident, illness or injury for a period or periods aggregating at least 120 days in any period of 12 consecutive calendar months then the Company may, by not less than six months’ prior written notice to the Executive given at any time while the Executive is incapacitated by accident, illness or injury from performing her duties under the agreement, terminate the Appointment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner’s certificate satisfactory to the board to the effect that she has fully recovered her health and that no recurrence of her illness or injury can reasonably be anticipated.
16.4	The Company may suspend the Executive on full pay at any time to investigate any allegations of misconduct relating to her and to hold a disciplinary hearing.
16.5	Upon termination of the Appointment howsoever caused or, if so requested by the Company, on notice being served by either party on the other to terminate the Appointment the Executive shall:
16.5.1	immediately deliver up to the Company any property belonging to the Company or any Group Company and any document, computer disk or other data storage device containing any Confidential Information and shall cease to represent herself as being in any way connected with the Company or any Group Company;

16.5.2	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived therefrom which is in her possession, custody, care or control outside the premises of the Company or any Group Company and shall produce such evidence of compliance with this sub-paragraph as the Company may require; and
16.5.3	at the request of the Board, immediately resign any directorship office or appointment held by her in the Company or any Group Company without any claim for compensation or damages for loss of such office or appointment and in the event of her failure to do so within five days of such request the Executive hereby irrevocably appoints the Company as her attorney to execute letters of resignation of such directorship, offices or appointments on her behalf and to take such other steps as are necessary to give effect to such resignations; and
16.5.4	transfer to the Company, or as it may direct all shares held by her in the Company or in any Group Company as nominee or trustee for the Company (except shares granted to her for whatsoever reason during and related to her employment) and deliver to the Company the certificates therefor and the Executive hereby irrevocably appoints the Company as her attorney to execute any such transfer on her behalf.
16.6	The termination of the Appointment shall not operate to affect those provisions of this agreement which are intended to have effect after the Termination Date.
17.	Post Termination Restrictions
17.1	For a period of six months immediately following the Termination Date, the Executive shall not, whether by herself or by any servant or agent or otherwise howsoever, and whether on the Executive’s own account or on behalf of or in conjunction with any other person, firm, company or other organisation directly or indirectly;
17.1.1	carry on or assist with, be employed by, be engaged by, hold a position with, be concerned in, interested in or control the carrying on of any activity or business which is the same as or competes with the Restricted Business anywhere in any Restricted Territory, (except as the holder of shares in a company whose shares are listed on a Recognised Investment Exchange which confer not more than 5% in total of the votes which could normally be cast at a general meeting of that Company);
17.1.2	in relation to any business which is the same as or in competition with the Restricted Business conduct any business, perform any services for or canvas, solicit or approach or cause to be canvassed or solicited or approached for the purpose of obtaining business, order or custom, or otherwise deal with any person firm, company or other organisation which was a client or customer of the Company or any Group Company at the Termination Date or during the Relevant Period and with whom the Executive had any dealings or of whom the Executive was aware in the course of her employment;

17.1.3	in relation to any business the same as or in competition with the Restricted Business conduct any business, perform any services or supply goods to, canvas, solicit or approach or cause to be canvassed, solicited or approached for the purpose of obtaining business, orders or custom any Prospective Customer with whom the Executive had any dealings in the course of her duties at any time in the Relevant Period.
17.2	For a period of 12 months immediately following the Termination Date, the Executive shall not, whether by herself or by any servant or agent or otherwise howsoever, and whether on the Executive’s own account or on behalf of or in conjunction with any other person, firm, company or other organisation directly or indirectly:
17.2.1	offer employment to or employ or offer to or conclude a contract for services in the Restricted Territory with any Restricted Employee or procure or facilitate the making of such an offer;
17.2.2	seek to entice away from the Company or any Group Company or otherwise solicit or interfere with the relationship between the Company and any Restricted Supplier or any Group Company and any Restricted Supplier.
17.3	The Executive shall not at any time after the Termination Date;
17.3.1	directly or indirectly anywhere in any Restricted Territory carry on a business either alone or jointly with or as officers, manager, agent, consultant or employee of any person whether similar to any part of the business of the Company or any Group Company (as conducted at any time) or otherwise under a title or name comprising or containing the word “Eros” or any approximation/colourable imitation thereof and she will at all times procure that any company controlled by her will not carry out such business under any such title or name; and
17.3.2	say or do anything which is harmful to the reputation or goodwill of the Company or any Group Company or likely to or calculated to lead to any person, firm, company or other organisation withdrawing from or ceasing to continue to offer a Group Company any rights of purchase, sale, import, distribution or agency enjoyed by it;
17.3.3	hold herself out falsely as being in anyway connected with any Group Company; and
17.3.4	solicit, entice or procure or endeavour to solicit, entice or procure any employee to breach their contract of employment with the Company or any Group Company or any person to breach their contract for services with the Company or any Group Company.

17.4	The period of each of the above restrictions shall be reduced by the period, if any, during which the Company exercises its rights under clause 3.5.
17.5	The Executive has had an opportunity to consider the restrictions prior to execution of this agreement and agrees that each of the restrictions set out above constitutes severable and independent covenants and restrictions upon her the duration, extent and application of each of which is no greater than is reasonably necessary for the protection of the goodwill and legitimate trade connections of the Restricted Business.
17.6	Further, if a restriction in clauses 17.1 to 17.3 of this agreement is found void but would be valid if some part of it were deleted, the restriction shall apply with such deletion as may be necessary to make it valid and effective.
17.7	The Executive recognises that, given her role with the Company and within the Group and the Group’s structure, the Company has an interest in the business of the Group Companies which it is legitimate for it to protect by the covenants set out above.
17.8	Notwithstanding and without prejudice to the foregoing provisions of this clause 17 it is acknowledged by the Executive that the Company holds the benefit of these covenants on trust for any Group Company as the Company may direct in substantially the same terms as the covenants the Executive has entered into with the Company. Further, if so requested by the Company, the Executive shall enter into separate contracts with a Group Company for performance of additional duties in exchange for separate compensation as agreed with the Group Company which will not interfere or conflict with her duties under this Agreement.
17.9	The Executive shall show these restrictions to any firm, person, company or other organisation which is the same as or competes with or proposes or is likely to compete with the Restricted Business which offers her employment or a contract for services to her and which she accepts or is minded to accept.
18.	Data Protection
18.1	The Executive shall at all times during the Appointment adhere to any policy introduced by the Company from time to time to comply with the DPA or equivalent legislation in any other relevant jurisdiction. Breach of this undertaking will constitute a disciplinary offence.
18.2	The Executive hereby consents to the Company holding and processing both electronically and manually the personal data it collects which relates to the Executive which is necessary or reasonably required for the proper performance of this agreement, for management, administrative and other employment related purposes (both during and after the Appointment) or for the conduct of the Group’s business or to comply with applicable law, rules and regulations (the “Authorised Purposes”) and the Executive agrees to provide the Group with all personal data relating to her which is necessary or reasonably required for the Authorised Purposes.

18.3	The Executive explicitly consents to the Company or any other Group Company processing her personal data, including her sensitive personal data, where this is necessary or reasonably required to achieve one or more of the Authorised Purposes.
18.4	The Executive acknowledges that the Company may, from time to time collect or disclose her personal data (including her sensitive personal data) from and to third parties (including without limitation the Executive’s referees, any management consultants or computer maintenance companies engaged by the Company, the Company’s professional advisers, other Group Companies, any suppliers of goods or services to the Group and any potential purchasers of the business carried on by the Company and/or the Group). The Executive consents to such collection and disclosure even where this involves the transfer of such data, with appropriate safeguards, outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or is in the interests of the Company and/or its shareholders.
18.5	The Company agrees to process any personal data made available to it by the Executive in accordance with the provisions of the DPA.
18.6	In this clause “data controller” “personal data” “processing” and “sensitive personal data” shall have the meaning set out in section 1 of the DPA.
19.	Grievance and Disciplinary procedures
19.1	If the Executive has any grievance relating to the Appointment she should raise it with the Executive Chairman either orally or in writing. If she is dissatisfied with that person’s decision she should refer the matter in writing to the Board, whose decision shall be final. In the event that the Executive’s grievance relates to the Executive Chairman, she should raise it with an independent director of the Board initially, either orally or in writing and then the Board; if she is dissatisfied with the independent director’s decision, the Board’s decision shall be final.
19.2	Any disciplinary matters relating to the Executive shall be dealt with by the Board and in accordance with the Company’s disciplinary procedures in effect from time to time.
20.	Capacity
20.1	The Executive warrants that in entering into this agreement and performing her obligations under it, she will not be in breach of any terms or obligations under any further or other employment or appointment and will not become precluded from entering into this agreement or fulfilling her obligations under it and she will indemnify the Company against any costs, claims or demands against it arising out of any such breach by her.

21.	General
21.1	The provisions of this agreement are severable and if any provision is held to be invalid or unenforceable by a court or other body of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this agreement.
21.2	The Executive’s rights and her obligations towards the Company and the Group shall be governed by this agreement together with such other agreements and understandings as she may enter into from time to time with any other Group Company(ies) notwithstanding that they may be documented separately to this agreement.
21.3	Any communication or notification under this agreement shall be in writing and may be left at or sent by registered or recorded delivery post or by facsimile transmission or other electronic means of written communication to the address detailed at the top of this agreement or to such other address as may be notified by the parties to each other from time to time for the purpose of this clause. Any communication to the Company must be marked “For the attention of the Company Secretary”.
21.4	Communications which are sent or dispatched as set out below shall be deemed to have been received as follows:
21.4.1	by physical delivery – upon delivery to the Company’s premises or the Executive’s notified place of residence (as the case may be) provided that if the delivery is effected after usual business hours, the communication shall be deemed to be received on the next following business day at 09:00 local time;
21.4.2	by post – two business days after dispatch; and
21.4.3	by facsimile transmission or other electronic means of written communication – on the business day next following the day on which the communication was sent.
21.5	In proving service by post it shall only be necessary for a party to prove that the communication was in an envelope which was duly addressed, stamped and posted by registered or recorded delivery post.
21.6	For the purpose of this clause a “business day” means a day on which the clearing banks in the City of London are open for business. “Close of business” means 18.00 hours local time in London.
21.7	This agreement shall be governed by and construed in accordance with the laws of the Isle of Man and each party to this agreement submits to the exclusive jurisdiction of the Isle of Man courts.

21.8	Except as expressly provided for above, nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 2001.
21.9	Each party confirms that it has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement.
21.10	The Company confirms that execution and delivery by it of this agreement and compliance with its terms shall not breach or constitute a default under the Company’s articles of association.
21.11	There are no collective agreements which apply to the Executive’s employment under this agreement.

SCHEDULE A

Duties and Responsibilities of the Executive to the Board of the Company

The Executive will perform the following duties and responsibilities which are meant to be broad guidance and not an exhaustive list of duties and report to the Board on the following matters:

1.	The Executive will be responsible for directing and coordinating all the functional heads of ErosNow and as such responsible for overall strategy and operations of ErosNow.
2.	The Executive will be responsible for financial planning and budgeting along with the CFO and present Annual Budgets for approval to the Board and also report performance against the Budgets to the Board.
3.	The Executive will be responsible for driving subscriber growth and advertising growth and increasing the number of registered users to the budgeted target for Eros Now.
4.	The Executive will be responsible to meet key analysts and investors, existing and potential, and market the Company to them during Company results presentations and other occasions such as investor conferences.
5.	The Executive will be responsible for managing key corporate relationships and give them business updates from time to time.
6.	The Executive will be responsible for managing key business relationships such as joint venture partners and collaborations including help strategize and structure such a deal as well as implement and maintain the ongoing relationship at the various levels as required.
7.	The Executive will be responsible to ensure that the Company is compliant with all material statutory and regulatory requirements that are applicable to the Company and report to the Board on the same.
8.	The Executive will be responsible for recruiting key personnel from time to time as may be necessary to fill new or existing roles to manage growth of the Company.
9.	The Executive will report to the Board on the changing competitive environment and the Company’s performance in relation to the same from time to time.

SCHEDULE B

EQUITY STAKE

Definitions used in this Schedule

“Bad Leaver"	means, where the Executive resigns from her employment with the Company or her Appointment is otherwise terminated in any of the following circumstances:
(a)	termination or dismissal for cause meaning that the reason therefor falls under any of the grounds in clause 16.1.1 to 16.1.2, 16.1.4 to 16.1.5 and 16.1.7 to 16.1.9 (all inclusive) of this agreement; or
(b)	where the Executive resigns without being asked to do so by the Company;
“Good Leaver"	means where the Executive resigns from her employment with the Company or the Appointment is terminated in any of the following circumstances:
(a)	retirement in accordance with clause 3.4 of this agreement or otherwise by agreement with the Board;
(b)	long-term ill health, disability or serious injury as determined at the discretion of the Board and evidenced to the Board’s reasonable satisfaction;
(c)	redundancy within the meaning of the Redundancy Payments Act 1990; or
(d)	the Company gives notice of termination without cause meaning in the absence of a reason for which it could terminate the Executive’s employment under clause 16.1 of this agreement;
“Restriction"	means a prohibition on the Executive selling, transferring or creating any encumbrance over the Shares (as defined below) and the term “Restricted” shall be construed accordingly;
“Subscription Price"	means the nominal or par value of the Shares being £0.10 each.

Terms used but not defined in this schedule shall bear the same meaning as in the body of this agreement.

Issue

1.	Subject to payment by the Executive of the Subscription Price in cash, the Company shall, within 15 days of the execution of this agreement, issue to the Executive such number of new fully paid ordinary shares as corresponds to 3% of the issued share capital of the Company (the “Shares”) on the issue date.
2.	The Shares shall be issued to the Executive free of encumbrances and liens with the benefit of all rights attaching (or which may, in the future, attach) to them under the Company’s articles of association including, without limitation, the right to vote and receive any dividends and distributions made, paid or declared thereon after the date of this agreement.
3.	For the avoidance of doubt, the number of Shares to which the Executive is entitled under the terms of this agreement shall be calculated on the basis of the issued share capital of the Company prior to any further public offering and/or the proposed admission to trading of the Company’s shares on the NYSE.
4.	Within 15 days of the date of this agreement, the Company shall deliver to the Executive:
4.1	a copy of the resolution duly passed by the Board authorising the issue of the Shares to the Executive; and
4.2	a share certificate or proof of issuance of the Shares to the Executive’s CREST account.

Restrictions

5.	Upon issue, all Shares shall be Restricted, but subject to paragraph 7 below:
5.1	33.33% of the Shares shall be released from the Restrictions on the first anniversary of the date of this agreement;
5.2	a further 33.33% of the Shares shall be released from the Restrictions on the second anniversary of the date of this agreement; and
5.3	the remaining Shares shall be released from the Restrictions on the third anniversary of the date of this agreement.
6.	Where Shares cease to be subject to Restrictions in accordance with the preceding paragraph of this Schedule the Executive shall have, for the avoidance of doubt, full and unfettered rights in relation to the same and may freely sell, transfer, charge and otherwise dispose of or deal with them on such terms as she sees fit.

Termination

7.	If the Executive leaves her employment with the Company as a Good Leaver, or if the Company otherwise permits in its absolute discretion, she shall remain entitled to the Shares and the Restrictions attaching thereto (to the extent that they have not already ceased to have effect in accordance with paragraphs 5.1 to 5.3 above) shall be lifted as from the Termination Date.
8.	If the Executive leaves or is dismissed from her employment with the Company as a Bad Leaver and/or in any circumstances other than those applying under paragraph 7, the Company shall be entitled to claw back any Shares which remain subject to Restrictions on the relevant date. Provided, in this case, that the Executive shall, immediately upon request, transfer the portion of her Shares that is subject to Restrictions back to the Company or as it may direct and/or co-operate with any buy-back of Restricted Shares necessary to give effect to the provisions of this paragraph, she will be entitled to receive in cash within 3 days of the transfer or re-purchase – as the case may be - the Subscription Price of the Shares clawed back or re-purchased, as applicable.
9.	The Executive confirms that she shall do all acts and things necessary or incidental for the purposes of giving effect to clause 8 above including, for the avoidance of doubt, providing such authorities and instructions as may be necessary to her broker and/or custodian. Furthermore, in the event of the Executive’s default in complying with her obligations in this respect, she hereby irrevocably appoints the Company as her attorney to do all acts and things requisite or incidental for the purposes of giving effect to clause 8 including providing instructions in her name to CREST.